Exhibit 21.1

Staffing 360 Solutions, Inc.

Nasdaq: STAF

List of Subsidiaries

Domestic (U.S.) subsidiaries:

Faro Recruitment America, Inc.

Monroe Staffing Services, LLC

Lighthouse Placement Services, Inc.

Key Resources Inc.

England and Wales subsidiaries:

Staffing 360 Solutions (Holdings) Limited

Staffing 360 Solutions Limited

The JM Group (IT Recruitment) Limited

CBSbutler Holdings Limited

CBSbutler Limited

Clement May Limited

Clement May Africa (Pty) Limited

NASDAQ: STAF

Staffing 360 Solutions, Inc.

757 Third Avenue, 27th Floor ● New York, NY 10017

646.507.5710 ● www.staffing360solutions.com